Exhibit 99.1

Schnitzer Steel Reports Second Quarter Results

PORTLAND, Ore.--(BUSINESS WIRE)--April 2, 2009--Schnitzer Steel Industries, Inc. (NASDAQ:SCHN) today reported revenues of $434 million and a net loss of $7 million, or $0.25 per diluted share, for the fiscal 2008 second quarter ended February 28, 2009. Despite the quarterly net loss, the Company generated $91 million in cash from operations.

(in millions, except per-share data)	Second Quarter 2009	Second Quarter 2008	First Quarter 2009	Year to Date 2009	Year to Date 2008
Revenues	$434	$751	$499	$932	$1,355
Operating Income (Loss)	($18)	$59	($50)	($68)	$100
Net Income (Loss)	($7)	$36	($34)	($41)	$61
Diluted Earnings (Loss) per Share	($0.25)	$1.25	($1.21)	($1.46)	$2.10

“The markets in the second quarter remained extremely challenging,” said Tamara Lundgren, President and Chief Executive Officer. “The global economic downturn continued, and the demand for finished steel products and the raw materials used in making steel remained weak. However, our export platform, which allows us to sell to the regions of the world where demand is greatest, continued to provide a benefit as we were able to take advantage of overseas markets which offered better net pricing than the domestic markets.

“We reduced our production output to match lower demand and, through our cost containment program, we have adjusted our cost structure accordingly. Controllable production and SG&A costs have been significantly reduced, including headcount reductions of nearly 500 employees, or 13% of the full-time workforce, and approximately 350 contractors. By controlling costs, reducing inventory levels and actively managing the cash spreads between our selling prices for recycled metal and steel products and the cost of purchasing raw materials, we were able to generate positive operating cash flows during the quarter of $91 million, a $21 million increase over the first quarter. These initiatives have strengthened our ability to weather the current market environment.

“During the second quarter, we completed four acquisitions which expanded our Metals Recycling operations into Puerto Rico and further enhanced our position on the West Coast and our Auto Parts Business presence in Northern California. We were able to make these acquisitions and additional capital improvements while increasing our debt, net of cash, by only $19 million compared to the end of the first quarter of fiscal 2009. Our strong cash flows and low leverage have enabled us to continue our growth strategy of investing in technology and infrastructure improvements and making value-enhancing acquisitions,” added Lundgren.

Metals Recycling Business

($ in millions, except selling prices; ferrous volume in thousand long tons, nonferrous volumes in million pounds)	Second Quarter 2009	Second Quarter 2008	First Quarter 2009	Year to Date 2009	Year to Date 2008
Total Revenues	$337	$597	$401	$738	$1,078
Ferrous Revenues	$298	$497	$313	$611	$885
Ferrous Volumes (Processing/Trading)	1,083/0	1,128/149	779/0	1,862/0	2,129/284
Avg. Net Ferrous Sales Price ($/LT)(1)	$253	$326	$359	$297	$305
Nonferrous Volumes	77	96	107	184	185
Avg. Net Nonferrous Sales Prices ($/LB)(1)	$0.45	$0.98	$0.78	$0.65	$0.99
Operating Income (Loss) (2)	$5	$52	($19)	($14)	$82
(1) Price information is shown after netting the cost of freight incurred to deliver the product to the customer
(2) Includes operating income from joint ventures

Revenues for the Metals Recycling Business declined 44% over the second quarter of 2008. The decrease was primarily the result of a 23% decline in average net ferrous selling prices and a 15% decline in ferrous processing and trading sales volumes. Lower nonferrous sales volumes and sales prices also contributed to the decline in revenues. The lower year over year sales volumes and sales prices were the result of weaker demand and reduced inflows due to the continued impact of the worldwide economic downturn.

Compared to the first quarter of 2009, revenues declined 16% as higher ferrous sales volumes were more than offset by lower ferrous and nonferrous sales prices and lower nonferrous sales volumes. During the quarter the markets for ferrous scrap improved from the low point experienced toward the end of the first quarter, although average net prices were lower than the average prices for the first quarter as a whole. Second quarter sales volumes increased compared to the first quarter due to the timing of shipments deferred from the first quarter and an improved flow of raw materials as the quarter progressed.

Operating income for the quarter declined $47 million from the second quarter of 2008, primarily due to the weaker demand and the impact of low margin sales resulting from the selling of inventory written down to market sales prices at the end of the first quarter of 2009. Operating income improved $24 million from an operating loss of $19 million in the first quarter of 2009.

Auto Parts Business

($ in millions, except locations)	Second Quarter 2009	Second Quarter 2008	First Quarter 2009	Year to Date 2009	Year to Date 2008
Revenues	$58	$77	$67	$126	$149
Operating Income (Loss)	($5)	$7	($9)	($14)	$14
Locations (end of quarter)	58	53	56	58	53

Revenues for the Auto Parts Business decreased 25% over the same period last year, primarily as a result of a 21% decrease in purchases of scrapped vehicles, which led to lower sales volumes of cores and scrap, lower market prices for cores and scrap and lower full-service parts revenues. Compared to the first quarter of 2009, revenues declined 14% due to lower scrapped vehicle purchases and lower market prices for cores and scrap.

Operating income declined $12 million to an operating loss of $5 million from the second quarter of 2008, primarily due to lower self-service volumes and significantly lower margins from sales of cores and scrap. Year over year, the Auto Parts Business continued to be impacted by inventory values which fell less quickly than sales prices. Compared to the first quarter of 2009, the operating loss improved $4 million, or 44%, due to the Company’s cost containment program and reduced average inventory costs, which together more than offset lower scrapped vehicle purchases and lower average prices for cores and scrap.

Steel Manufacturing Business

($ in millions, except selling prices; volume in thousand tons, excluding billets)	Second Quarter 2009	Second Quarter 2008	First Quarter 2009	Year to Date 2009	Year to Date 2008
Revenues	$52	$143	$99	$151	$253
Avg. Net Sales Prices ($/T)	$570	$616	$864	$730	$609
Sales Volume	82	202	98	181	376
Operating Income (Loss)	($6)	$13	($31)	($38)	$28

Revenues for the Steel Manufacturing Business fell 64% on a year over year basis, primarily due to a 120 thousand ton, or 59%, drop in finished goods sales volumes, and a $46/ton, or 7%, drop in finished goods net sales prices.

Compared to the first quarter of 2009, revenues declined 47% on a 34% drop in net sales prices and a 16% drop in sales volume. During the quarter, demand in the West Coast steel markets remained weak.

The second quarter operating loss of $6 million represented a $19 million decline in year over year operating income. Compared to the first quarter, the operating loss improved $25 million from the first quarter loss of $31 million. The second quarter loss included $6 million in expenses pursuant to FAS 151 which could not be capitalized into inventory as the Company curtailed production volumes to levels lower than sales volumes in order to reduce billet and finished goods inventories.

Outlook

The Company said the factors, which are forward-looking statements and subject to uncertainty as discussed below, that will affect its results in the third quarter of 2009 include:

Metals Recycling Business:

Pricing. Pricing for ferrous scrap metal began to decline slightly toward the end of the second fiscal quarter. Based on current market conditions, third quarter average net prices are expected to be slightly lower than prices achieved during the second quarter. The overseas markets for ferrous scrap are expected to remain stronger than domestic markets.

Sales volumes. Demand for ferrous and nonferrous materials appears to have stabilized and both ferrous and nonferrous sales volumes will be highly dependent upon the timing of shipments. Third quarter ferrous processing sales volumes are expected to decline slightly from volumes shipped during the recently completed second quarter. Nonferrous sales volumes are expected to increase slightly on a sequential basis.

Margins. Lower inventory costs, which are more reflective of the current market for raw materials, are expected to result in an operating margin per ton which is improved from the recently completed second quarter. However, lower sales prices for the nonferrous metals extracted from the shredding process are expected to result in an operating margin per ton slightly below the bottom end of the quarterly range of $22/ton to $62/ton experienced during fiscal years 2006 and 2007.

Auto Parts Business:

Revenue. Normal seasonal improvements in parts sales and the availability of scrapped vehicles are expected to result in revenues which are improved from the recently completed second quarter.

Margins. Operating margins are expected to be positive and improved from the second quarter due to improved margins from scrap and cores and seasonal improvements in parts sales.

Steel Manufacturing Business:

Pricing. Demand for finished steel products in West Coast markets is expected to remain weak, and average sales prices are expected to decline from the levels in the recently completed second quarter.

Volumes. Sales volumes are expected to approximate the volumes in the recently completed second quarter.

Margins. The impact of low production volumes and falling sales prices, both due to continued weak demand for finished steel products, are expected to result in margins in the Steel Manufacturing Business which will remain negative, although improved from the recently completed second quarter.

Non-GAAP Financial Measures:

Debt, net of cash.

Debt, net of cash, is the difference between (i) the sum of long-term debt and short-term debt (i.e. total debt) and (ii) cash and cash equivalents. Management believes debt, net of cash is a useful measure for investors, because cash and cash equivalents can be used, among other things, to repay indebtedness, and netting this against total debt is a useful measure of the Company’s leverage.

Management believes that this non-GAAP financial measure allows for a better understanding of the Company’s operating and financial performance. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measure. The following is a reconciliation of debt, net of cash (in thousands):

	February 28, 2009	November 30, 2008

Short-term borrowings and capital lease obligations, current	$19,155	$25,537
Long-term debt and capital lease obligations, net of current maturities	130,636	106,107
Total debt	149,791	131,644
Less: cash and cash equivalents	8,736	10,039
Total debt, net of cash	$141,055	$121,605

Second Quarter 2009 Conference Call

A conference call to discuss results will be held today, April 2, 2009, at 11:30 a.m. EDT, hosted by Tamara Lundgren, Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call will be webcast and is accessible on Schnitzer Steel's web site at www.schnitzersteel.com.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 42 operating facilities located in 13 states and Puerto Rico, including seven export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company’s auto parts business sells used auto parts through its 40 self-service facilities and 18 full-service facilities located in 14 states and in western Canada. With an annual production capacity of nearly 800,000 tons, the Company’s steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 103rd year of operations in fiscal 2009.

This news release, particularly the Outlook section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s outlook for the business and statements as to expected pricing, sales volume, operating margins, costs and operating results. Such statements can generally be identified because they contain “expect,” “believe,” “anticipate,” “estimate” and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company’s products and the raw materials it purchases; world economic conditions; world political conditions; unsettled credit markets; the Company’s ability to match output with demand; changes in federal and state income tax laws; government regulations and environmental matters; impact of pending or new laws and regulations regarding imports and exports into the United States and other foreign countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates and availability of transportation; loss of key personnel; expectations regarding the Company’s compliance program; the inability to obtain sufficient quantities of scrap metal to support current orders; purchase price estimates made during acquisitions; business integration issues relating to acquisitions of businesses; new accounting pronouncements; availability of capital resources; creditworthiness of and availability of credit to suppliers and customers; business disruptions resulting from installation or replacement of major capital assets; and the adverse impact of climate changes, as discussed in more detail in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company’s forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.

For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	February 28,	February 29,	February 28,	February 29,
	2009	2008	2009	2008

REVENUES:

Metals Recycling Business:
Ferrous sales	297,757	497,088	610,512	885,369
Nonferrous sales	36,999	96,158	123,515	185,764
Other sales	2,076	3,311	3,988	6,896
Total sales	336,832	596,557	738,015	1,078,029

Auto Parts Business	58,277	77,333	125,581	149,496
Steel Manufacturing Business	51,925	143,498	150,557	253,187
Intercompany sales eliminations	(13,432)	(65,916)	(81,986)	(125,342)
Total	$433,602	$751,472	$932,167	$1,355,370

INCOME (LOSS) FROM OPERATIONS:

Metals Recycling Business:	5,264	51,940	(13,988)	81,576
Auto Parts Business	(5,443)	6,540	(14,391)	13,754
Steel Manufacturing Business	(6,395)	13,165	(37,680)	27,509
Corporate expense	(9,670)	(11,993)	(15,252)	(21,505)
Intercompany eliminations	(1,312)	(855)	13,347	(1,169)
Total	$(17,556)	$58,797	$(67,964)	$100,165

NET INCOME (LOSS)	$(6,965)	$35,871	$(40,968)	$60,582

BASIC EARNINGS (LOSS) PER SHARE	$(0.25)	$1.27	$(1.46)	$2.13

DILUTED EARNINGS (LOSS) PER SHARE	$(0.25)	$1.25	$(1.46)	$2.10

SHARE INFORMATION (THOUSANDS):
Basic shares outstanding	28,194	28,242	28,118	28,386

Diluted shares outstanding	28,194	28,791	28,118	28,916

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008

Revenues	$433,602	$751,472	$932,167	$1,355,370

Cost of goods sold	403,717	642,552	917,477	1,161,929
Selling, general and administrative	47,964	51,917	91,046	96,810
Environmental matters	(467)	(157)	(6,080)	(157)
(Income) from joint ventures	(56)	(1,637)	(2,312)	(3,377)

Operating income (loss)	(17,556)	58,797	(67,964)	100,165

Other income (expense):
Interest expense	(840)	(2,648)	(2,194)	(4,996)
Other income (expense), net	873	97	1,151	710
	33	(2,551)	(1,043)	(4,286)

Income (loss) before income taxes and minority interests	(17,523)	56,246	(69,007)	95,879

Income tax benefit (expense)	10,604	(19,881)	27,838	(34,106)

Income (loss) before minority interests and pre-acquisition interests	(6,919)	36,365	(41,169)	61,773

Minority interests, net of tax	(46)	(494)	201	(1,191)

Net income (loss)	$(6,965)	$35,871	$(40,968)	$60,582

Basic earnings (loss) per share	$(0.25)	$1.27	$(1.46)	$2.13

Diluted earnings (loss) per share	$(0.25)	$1.25	$(1.46)	$2.10

Schnitzer Steel Industries, Inc.
Selected Operating Statistics
(Unaudited)
			Total					Total
	Q1 FY09	Q2 FY09	FY09	Q1 FY08	Q2 FY08	Q3 FY08	Q4 FY08	FY08
Metals Recycling Business
Ferrous Recycled Metal Selling Prices ($/LT)(1)
Domestic	$371	$209	$319	$279	$321	$464	$583	$416
Exports	353	259	291	286	331	459	636	444
Average	359	253	297	284	328	460	622	436

Ferrous Processing Sales Volume (LT)(2)
Cascade	145,493	29,761	175,254	179,686	170,221	186,696	200,523	737,126
Domestic	129,620	99,275	228,895	178,833	210,824	226,961	188,801	805,419
Export	503,635	954,003	1,457,638	642,142	746,736	722,973	1,099,203	3,211,054
Total Processed	778,748	1,083,039	1,861,787	1,000,661	1,127,781	1,136,630	1,488,527	4,753,599

Ferrous Trading Sales Volume (LT)
Trading	-	-	-	134,957	148,899	151,324	8,407	443,587

Total Ferrous Sales Volume (LT)(2)	778,748	1,083,039	1,861,787	1,135,618	1,276,680	1,287,954	1,496,934	5,197,186

Nonferrous Average Price ($/pound)(1)	$0.784	$0.45	$0.65	$1.000	$0.980	$1.069	$1.053	$1.030

Nonferrous Sales Volume (pounds, in thousands)	107,359	76,822	184,181	88,808	96,278	128,858	125,525	439,469

Steel Manufacturing Business
Sales Prices ($/NT)(1)(2)(3)
Average	$864	$570	$730	$601	$616	$744	$958	$728

Sales Volume (NT)(3)
Rebar	46,917	56,588	103,505	108,856	127,732	128,597	104,926	470,111
Coiled Products	45,051	19,332	64,383	49,343	57,096	74,270	65,397	246,106
Merchant Bar and Other	6,235	6,783	13,018	16,031	17,332	15,033	11,576	59,972
Total	98,203	82,703	180,906	174,230	202,160	217,900	181,899	776,189

Auto Parts Business
Number of self-service locations at end of quarter	38	40	40	35	35	35	38	38
Number of full-service sites at end of quarter	18	18	18	17	17	17	18	18

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(2) Includes sales to the Steel Manufacturing Business for all quarters.
(3) Excludes billet sales.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per share amounts)

	February 29, 2009	August 31, 2008
Assets
Current assets:
Cash and cash equivalents	$8,736	$15,039
Accounts receivable, net	127,213	314,993
Inventories	238,112	429,061
Other current assets	57,281	20,433
Total current assets	431,342	779,526

Property, plant and equipment, net	463,375	431,898

Goodwill and other assets	405,234	343,429

Total assets	$1,299,951	$1,554,853

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$19,155	$25,490
Other current liabilities	144,110	319,432
Total current liabilities	163,265	344,922

Long-term debt	130,636	158,933

Other long-term liabilities	68,388	68,447

Minority interests	2,840	4,399

Shareholders’ equity	934,822	978,152

Total liabilities and shareholders’ equity	$1,299,951	$1,554,853

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations Contact
Rob Stone, 503-224-9900
or
Press Relations Contact
Tom Zelenka, 503-323-2821
ir@schn.com
www.schnitzersteel.com